Exhibit 99.1

For immediate release
Contact:

Ryan VanWinkle, Investor Relations, 913-661-1528

Scott Brockelmeyer, Media Relations, 913-661-1830

Ferrellgas Partners Reports
Improved Second-Quarter Results

OVERLAND PARK, Kan., March 9, 2007 – Ferrellgas Partners, L.P. (NYSE: FGP), one of the nation’s largest propane distributors, today reported improved earnings for its fiscal second quarter ended January 31, 2007.

Net earnings for the quarter rose nearly 2% to $59.2 million from $58.1 million the year before, while Adjusted EBITDA increased 5.3% to $111.5 million from $105.9 million a year ago. This earnings performance reflects ongoing margin improvement, which more than offset the impact of a warmer start to the winter heating season.

Propane sales volumes decreased 3% to 276 million gallons from 283 million gallons sold in the prior year quarter. Nationwide temperatures from the start of the fiscal second quarter through the middle of January were approximately 5% warmer than a year ago and 15% warmer than normal. Sharply colder weather in the last half of January resulted in nationwide temperatures for the fiscal second quarter being 3% colder than year-ago levels but 10% warmer than normal.

“Because of a natural time lag, the impact of the late January cold weather on our propane gallon demand was felt primarily in February, when propane sales volumes climbed by approximately 20% over prior-year levels,” said James E. Ferrell, Chairman and Chief Executive Officer. “Combined with our continued strong margin performance, the higher volumes contributed to an increase in Adjusted EBITDA of over $10 million for the month of February. As a result, we anticipate a record third-quarter performance and feel increasingly confident that we can still achieve our full-year Adjusted EBITDA guidance of $235 million to $245 million.” In fiscal 2006, the partnership’s Adjusted EBITDA reached a record $215.9 million and the Adjusted EBITDA for the most recent trailing 12-month period ended January 31, 2007, was $220.9 million.

Second-quarter revenues rose to $662.8 million from $652.6 million and gross profit totaled $227.5 million versus $220.8 million in the prior-year quarter. Operating expenses rose to $99.8 million from $97.1 million. However, general and administrative expense declined to $10.0 million from $11.3 million the year before, while equipment lease expense decreased to $6.5 million from $7.2 million.

“Our improved second-quarter performance is especially gratifying in light of the warm start to the winter heating season, which carried through most of the quarter,” commented Steve Wambold, President and Chief Operating Officer. “Our performance is a testament to our employees, who have demonstrated once again their ability to produce regardless of what Mother Nature throws their way.”

For the first half of fiscal 2007, Adjusted EBITDA increased to $131.2 million from $126.2 million the year before, while gross profit rose to $354.6 million from $348.4 million. Revenues were practically unchanged at $1.04 billion and propane sales volumes decreased to 437 million gallons from 451 million gallons. Operating and general and administrative expenses were $189.9 million and $21.0 million, respectively. Interest and depreciation and amortization expenses for the six-month period were $44.7 million and $43.7 million, respectively, and equipment lease expense for the same period was $13.1 million. Net earnings totaled $29.7 million compared to $32.3 million in the same period last year.

Ferrellgas Partners, L.P., through its operating partnership. Ferrellgas, L.P., serves more than one million customers in all 50 states, the District of Columbia and Puerto Rico. Ferrellgas employees indirectly own more than 20 million common units of the partnership through an employee stock ownership plan. More information about the company can be found online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. for the fiscal year end July 31, 2006, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)
(unaudited)

	January 31,	July 31,
ASSETS	2007	2006
Current Assets:
Cash and cash equivalents	$22,916	$16,525
Accounts and notes receivable, net	136,285	116,369
Inventories	140,473	154,613
Prepaid expenses and other current assets	18,843	15,334

Total Current Assets	318,517	302,841
Property, plant and equipment, net	731,032	740,101
Goodwill	249,316	246,050
Intangible assets, net	256,892	248,546
Other assets, net	19,124	11,962

Total Assets	$1,574,881	$1,549,500

LIABILITIES AND PARTNERS’ CAPITAL

Current Liabilities:
Accounts payable	$106,568	$82,212
Short term borrowings	55,771	52,647
Other current liabilities (a)	116,856	140,738

Total Current Liabilities	279,195	275,597
Long-term debt (a)	989,100	983,545
Other liabilities	20,365	19,178
Contingencies and commitments	—	—
Minority interest	5,655	5,435
Partners’ Capital:
Common unitholders (62,950,274 and 60,885,784 units
outstanding at January 2007 and July 2006, respectively)	341,041	321,194
General partner unitholder (635,861 and 615,008 units
outstanding at January 2007 and July 2006, respectively)	(56,628)	(56,829)
Accumulated other comprehensive income (loss)	(3,847)	1,380

Total Partners’ Capital	280,566	265,745

Total Liabilities and Partners’ Capital	$1,574,881	$1,549,500

(a) The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $268 million of 8 3/4% notes, which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND SIX MONTHS ENDED JANUARY 31, 2007 AND 2006
(in thousands, except per unit data)
(unaudited)

	Three months ended		Six months ended
	January 31,		January 31,
	2007	2006	2007	2006
Revenues:
Propane and other gas liquids sales	$581,997	$580,381	$926,916	$933,799
Other	80,776	72,187	112,270	104,367

Total revenues	662,773	652,568	1,039,186	1,038,166
Cost of product sold:
Propane and other gas liquids sales	380,009	385,615	614,695	631,262
Other	55,301	46,114	69,921	58,469

Gross profit	227,463	220,839	354,570	348,435
Operating expense	99,844	97,085	189,855	186,809
Depreciation and amortization expense	22,035	21,623	43,691	42,726
General and administrative expense	9,963	11,299	21,048	22,467
Equipment lease expense	6,454	7,197	13,098	14,217
Employee stock ownership plan compensation charge	2,739	2,467	5,580	4,924
Loss on disposal of assets and other	3,492	1,041	6,495	2,637

Operating income	82,936	80,127	74,803	74,655
Interest expense	(22,329)	(21,240)	(44,709)	(42,115)
Interest income	920	531	1,890	908

Earnings before income taxes and minority interest	61,527	59,418	31,984	33,448
Income tax expense	1,672	700	1,882	700
Minority interest (a)	666	654	426	452

Net earnings	59,189	58,064	29,676	32,296
Net earnings available to general partner	6,257	6,605	297	323

Net earnings available to common unitholders	$52,932	$51,459	$29,379	$31,973

Earnings Per Unit

Basic earnings per common unit available to common unitholders	$0.84	$0.85	$0.47	$0.53
Dilutive effect of EITF 03-6 (b)	0.09	0.10	—	—

Adjusted net earnings per unit available to common unitholders	$0.93	$0.95	$0.47	$0.53

Weighted average common units outstanding	62,884.2	60,397.4	62,561.4	60,279.7

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Six months ended
	January 31,		January 31,
	2007	2006	2007	2006
Propane gallons	275,915	283,292	437,160	450,699

Net earnings	$59,189	$58,064	$29,676	$32,296
Income tax expense	1,672	700	1,882	700
Interest expense	22,329	21,240	44,709	42,115
Depreciation and amortization expense	22,035	21,623	43,691	42,726
Interest income	(920)	(531)	(1,890)	(908)

EBITDA	104,305	101,096	118,068	116,929
Employee stock ownership plan compensation charge	2,739	2,467	5,580	4,924
Unit and stock-based compensation charge (c)	333	688	666	1,235
Loss on disposal of assets and other	3,492	1,041	6,495	2,637
Minority interest	666	654	426	452

Adjusted EBITDA (d)	111,535	105,946	131,235	126,177
Net cash interest expense (e)	(22,352)	(21,847)	(44,272)	(42,801)
Maintenance capital expenditures (f)	(5,735)	(3,233)	(9,719)	(6,059)
Cash paid for taxes	—	(43)	(1,765)	(75)

Distributable cash flow to equity investors (g)	$83,448	$80,823	$75,479	$77,242

(a) Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(b) Emerging Issues Task Force (“EITF”) 03-6 “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share,” requires the calculation of net earnings per limited partner unit for each period presented according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had to be distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the general partner and a dilution of earnings to the limited partners. Due to the seasonality of the propane business, the dilution of effect of the EITF 03-6 on net earnings per limited partner unit will typically impact the three months ending January 31.

(c) Statement of Financial Accounting Standards (“SFAS”) No. 123( R), “Share-Based Payment” requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Share-based payments resulted in a non-cash compensation charge of $0.1 million and $0.1 million to operating expense, for the three months ended January 31, 2007 and 2006, respectively, and $0.2 million and $0.2 million to operating expense for the six months ended January 31, 2007 and 2006, respectively. A non-cash compensation charge of $0.2 million and $0.6 million was recorded to general and administrative expense for the three months ended January 31, 2007 and 2006, respectively, and $0.5 million and $1.0 million for the six months ended January 31, 2007 and 2006, respectively.

(d) Management considers Adjusted EBITDA to be a chief measurement of the partnership’s overall economic performance and return on invested capital. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, employee stock ownership plan compensation charge, unit and stock-based compensation charge, loss on disposal of assets and other, minority interest, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes are unusual or non-recurring, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, management believes this measure is consistent with the manner in which the partnership’s lenders and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long-term debt and other fixed obligations and to fund its capital expenditures and working capital requirements. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(e) Net cash interest expense is the sum of interest expense less non-cash interest expense and interest income. This amount also includes interest expense related to the accounts receivable securitization facility.

(f) Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(g) Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.